Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 16, 2011.

Prospectus Supplement to the Prospectus dated April 6, 2009 and the Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Commodity-Linked Trigger Notes due 2012 (Linked to the S&P GSCI® Brent Crude Index Excess Return)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be May 29, 2012, subject to adjustment) is based on the performance of the S&P GSCI® Brent Crude Index Excess Return (which we refer to as the “index”) and whether a trigger event has occurred, as measured from the trade date to and including the determination date (expected to be May 21, 2012, subject to adjustment). A trigger event will occur if the closing level of the index is below the buffer level of 70% of the initial index level on any day during the measurement period. The measurement period will be every trading day from but excluding the trade date to and including the determination date. If a trigger event occurs during the measurement period, you could lose your entire investment in the notes. Additionally, the amount you may receive on your notes at maturity is subject to a maximum settlement amount of $1,183.50.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final index level (determined on the determination date, subject to adjustment) from the initial index level (determined on the trade date), which we refer to as the index return. The index return may reflect a positive return (based on any increase in the index level over the life of the notes) or a negative return (based on any decrease in the index level over the life of the notes). On the stated maturity date, for each $1,000 face amount of your notes:

•	if a trigger event occurs during the measurement period, and:
•

if the index return is positive (the final index level is greater than the initial index level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the index return times $1,000, subject to the maximum settlement amount;

•

if a trigger event does not occur during the measurement period, and if the index return is positive (the final index level is greater than the initial index level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the greater of:

•	(a) the product of $1,000 times the contingent minimum return of 10%; or
•	(b) the product of $1,000 times the index return, subject to the maximum settlement amount;
•	if a trigger event does not occur during the measurement period, and:
•

if the index return is zero or negative but not below -30.00% (the final index level is less than or equal to the initial index level but not by more than 30.00%), you will receive an amount in cash equal to (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the contingent minimum return; or

•	if a trigger event occurs during the measurement period, and:
•

if the index return is zero or negative (the final index level is less than or equal to the initial index level ), you will receive an amount in cash that is equal to the sum of (i) $1,000 plus (ii) the product of (a) the index return times (b) $1,000.

You could lose your entire investment in the notes. If a trigger event occurs during the measurement period and the final index level is less than the initial index level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 30% drop between the initial index level and the closing level of the index on any day during the measurement period will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the closing level of the index to less than 70% of the initial index level on any day during the measurement period may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the index level. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of $1,183.50. In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-13.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-6 so that you may better understand those risks.

Original issue date (settlement date):	, 2011	Original issue price:	100% of the face amount*
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

*The notes will be sold at variable prices. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of       % of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount from Goldman, Sachs & Co.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P GSCI®” are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by The Goldman Sachs Group, Inc and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes. The S&P GSCI® is not owned, endorsed or approved by or associated with The Goldman Sachs Group, Inc. or its affiliated companies.

Goldman, Sachs & Co.	JP Morgan Placement Agent

Prospectus Supplement dated                     , 2011.

Summary Information

We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-13. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:	The Goldman Sachs Group, Inc.

Specified currency:	U.S. dollars (“$”)

Index:

S&P GSCI® Brent Crude Index Excess Return (Bloomberg: “SPGCBRP <Index>”); see “The S&P GSCI® Brent Crude Index Excess Return” on page S-19. Closing levels of the index are published at: http://www.standardandpoors.com/indices/sp-gsci/en/us/?indexId=spgscirg--usd----sp------.

Index sponsor:

the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the index and (ii) announces (directly or through an agent) the level of the index on any business day; as of the date of this prospectus supplement, the index sponsor is Standard & Poor’s

Face amount:

each note will have a face amount of $10,000 or integral multiples of $1,000 in excess thereof; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount:	on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:	•	if the final index level is greater than or equal to the cap level, an amount equal to the maximum settlement amount;

•	if a trigger event occurs during the measurement period, and if the final index level is greater than the initial index level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the index return;

•	If a trigger event does not occur during the measurement period, and if the final index level is greater than the initial index level but less than the cap level, the sum of (i) $1,000 plus (ii) the greater of (a) the product of $1,000 times the contingent minimum return or (b) the product of $1,000 times the index return, subject to the maximum settlement amount;

•	if a trigger event does not occur during the measurement period, and if the final index level is equal to or less than the initial index level but greater than or equal to the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the contingent minimum return times (b) $1,000;

•	if a trigger event occurs during the measurement period, and if the final index level is equal to or less than the initial index level, the sum of (i) the $1,000 face amount plus (ii) the product of (a) the index return times (b) $1,000

Initial index level (to be set on the

trade date):

Final index level:

the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” on page S-13 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-15

Index return:	the quotient of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a positive or negative percentage

Buffer level:	70.00% of the initial index level

Measurement period:	every trading day from but excluding the trade date to and including the determination date

Trigger event:	the closing level of the index is below the buffer level on any day during the measurement period

Cap level (to be set on the trade date):	expected to be 118.35% of the initial index level

Maximum settlement amount (to be set on the trade date):	expected to be $1,183.50

Contingent minimum return:	10%

Trade date:

Original issue date (settlement date):	expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date):	expected to be May 29, 2012, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-14

Determination date (to be set on the trade date):	expected to be May 21, 2012, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-14

Closing level:	the official closing level of the index or any successor index published by the index sponsor on any trading day

Business day:	as described on page S-16

Trading day:	as described on page S-16

No interest:	the notes will not bear interest

No listing:	the notes will not be listed on any securities exchange or interdealer quotation system

Conflicts of interest:

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

Calculation agent:	Goldman Sachs International

CUSIP no.:	38143UUW9

ISIN no.:	US38143UUW97

FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Hypothetical Examples

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its level cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price” on page S-6.

The information in the table also reflects the key terms and assumptions provided in the box below.

Key Terms and Assumptions
Face amount	$1,000
Cap level	118.35% of the initial index level
Maximum settlement amount	$1,183.50
Buffer level	70.00%
Contingent minimum return	10%

•	Neither a market disruption event with respect to the index nor a non-trading day occurs or is continuing on the originally scheduled determination date

•	Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial index level, which will serve as the baseline for determining the index return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial index level may differ substantially from the index level prior to the trade date.

For these reasons, the actual index level over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement. For information about the historical levels of the index during recent periods, see “The S&P GSCI® Brent Crude Index Excess Return — Historical High, Low and Final Closing Levels of the Index” below. Before investing in the notes, you should consult publicly available information to determine the levels of the index between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the middle column represent the hypothetical payment amounts, as a percentage of the face amount of each note, based on the corresponding hypothetical final index levels, assuming that a trigger event does not occur (i.e., the closing level of the index has not declined below the buffer level on any day during the measurement period). The amounts in the right column represent the hypothetical payment amounts as a percentage of the face amount of each note, based on the corresponding hypothetical final index levels, assuming that a trigger event occurs (i.e., the closing level of the index has declined below the buffer level on any day during the measurement period). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level	Hypothetical Payment Amount (as percentage of Face Amount)
(as percentage of Initial Index Level)	Trigger Event has not occurred	Trigger Event has occurred
150.00%	118.35%	118.35%
118.35%	118.35%	118.35%
115.00%	115.00%	115.00%
110.00%	110.00%	110.00%
105.00%	110.00%	105.00%
102.00%	110.00%	102.00%
100.00%	110.00%	100.00%
90.00%	110.00%	90.00%
70.00%	110.00%	70.00%
50.00%	N/A	50.00%
25.00%	N/A	25.00%
0.00%	N/A	0.00%

If, for example, a trigger event has occurred and the final index level were determined to be 90% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 90% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 10% of your investment. However, if the final index level were determined to be 102% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 102% of the face amount of your notes, as shown in the table above.

If, for example, a trigger event has not occurred and the final index level were determined to be 90% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 110% of the face amount of your notes, as shown in the table above.

The payment amounts shown above are entirely hypothetical; they are based on levels of the index that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors” on page S-8.

We cannot predict the actual final index level on the determination date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial index level, cap level and maximum settlement amount we will set on the trade date and the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index commodity, i.e., the commodity contract comprising the index to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF YOUR NOTES ON THE TRADE DATE (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) WILL, AND THE PRICE YOU MAY RECEIVE FOR YOUR NOTES MAY, BE SIGNIFICANTLY LESS THAN THE ISSUE PRICE

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes, at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit rating or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value of Your Notes May Be Influenced by Many Factors” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

•	YOU MAY LOSE YOUR ENTIRE INVESTMENT IN THE NOTES

You can lose all or substantially all of your investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the relative change in the index level as measured by comparing the initial index level set on the trade date to the final index level on the determination date. If a trigger event has occurred and the final index level for your notes is less than the initial index level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. Thus, you may lose your entire investment in the notes and you will not receive the benefit of the contingent minimum return. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

•	DEPENDING ON THE OCCURRENCE OF A TRIGGER EVENT, THE RETURN ON YOUR NOTES MAY CHANGE SIGNIFICANTLY DESPITE ONLY A SMALL CHANGE IN THE INDEX LEVEL

If a trigger event occurs during the measurement period and the final index level is less than the initial index level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 30% drop between the initial index level and the closing level of the index on any day during the measurement period will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the closing level of the index to less than 70% of the initial index level on any day during the measurement period may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the index level.

•	THE POTENTIAL TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE LIFE OF YOUR NOTES

If during the measurement period the closing level of the index has declined, as compared to the initial index level, by more than the trigger buffer amount of 30%, you will not be entitled to receive the protection provided by the contingent minimum return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the level of the index.

•	HIGHER FUTURE PRICE OF THE COMMODITY INCLUDED IN THE INDEX RELATIVE TO ITS CURRENT PRICE MAY DECREASE THE AMOUNT PAYABLE ON YOUR NOTES

As the contract that underlies the index comes to expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in May might specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodity contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Where prices are higher in distant delivery months than in near delivery months, on a roll the quantity of commodities purchased will decline, potentially creating a negative roll yield.

•	THE RETURN ON YOUR NOTES IS BASED ON AN INDEX THAT REFLECTS EXCESS RETURN, NOT TOTAL RETURN

The return on your notes is based on the performance of the index, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the commodity contract included in the index. Your notes are not linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contract.

•	PAST INDEX PERFORMANCE IS NO GUIDE TO FUTURE PERFORMANCE

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

•	YOUR NOTES WILL NOT BEAR INTEREST

You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

•	THE POTENTIAL FOR THE VALUE OF YOUR NOTES TO INCREASE WILL BE LIMITED

Your ability to participate in any change in the value of the crude oil futures contract over the life of your notes will be limited because of the cap level, which will be set on the trade date and is expected to be 118.35% of the initial index level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the index level may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the index.

•	WE MAY SELL AN ADDITIONAL AGGREGATE FACE AMOUNT OF THE NOTES AT A DIFFERENT ISSUE PRICE

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

•	THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY FACTORS

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the final index level relative to the cap level and the initial index level and the maximum settlement amount;

•	the volatility — i.e., the frequency and magnitude of changes in the index level;

•

economic, financial, regulatory and political, military or other events that affect commodity markets generally and the market segments of which the index is a part, and which may affect the index level;

•	interest rate and yield rates in the market;

•	the time remaining until your notes mature;

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures; and

•	occurrence of the trigger event.

These factors will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict future changes in the index based on historical changes in the index. The actual changes in the index level over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the index or to the hypothetical return examples shown elsewhere in this prospectus supplement.

•	YOUR NOTES AMOUNT TO A CONCENTRATED POSITION IN ONE COMMODITY

The S&P GSCI® Brent Crude Index Excess Return includes only Brent crude oil commodity contracts. An investment in the notes therefore will not benefit from or be adversely impacted by the diversification available via an investment in the benchmark S&P GSCI® Index, and is not an investment in commodities broadly. For more information about risks related to crude oil, see “— Prices for Crude Oil as Well as the Commodity Contracts Underlying the Index May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways” below.

•	PRICES FOR CRUDE OIL AS WELL AS THE COMMODITY CONTRACTS UNDERLYING THE INDEX MAY CHANGE UNPREDICTABLY, AFFECTING THE VALUE OF YOUR NOTES IN UNFORESEEABLE WAYS

Prices of crude oil futures can be volatile and prices of crude oil futures and other contracts are affected by a variety of factors, including global supply and demand, Organization of the Petroleum Exporting Countries (OPEC) actions, policies and statements, governmental programs and policies, national and international political and economic events, weather conditions, changes in interest and exchange rates, and the liquidity of the underlying contracts. These factors may affect the levels of the index and the value of your notes in varying ways.

•	IF THE INDEX LEVEL CHANGES, THE MARKET VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. In part, this is because your notes are subject to a maximum settlement amount of $1,183.50. The market value of your notes likely will be less than it would have been had your notes not been subject to a maximum settlement amount. Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount. Additionally, the market value of your notes will depend on the occurrence of the trigger event. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors” above.

•	LEGAL AND REGULATORY CHANGES COULD ADVERSELY AFFECT THE RETURN ON AND VALUE OF YOUR NOTES

The United States Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the commodity and futures markets. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission, to adopt regulations in order to implement the legislation. The CFTC has proposed certain of the required regulations, but final regulations have not yet been adopted, and the ultimate nature and scope of the regulations therefore cannot yet be determined. However, the legislation requires the CFTC to impose, and the CFTC has proposed rules to impose, limits on the size of positions that can be held by market participants in derivatives on physical commodities, including futures and swaps. These limits could restrict the ability of market participants to participate in the commodity, future and swap markets to the extent and at the levels that they have in the past. These factors may have the effect of reducing liquidity in these markets and affecting the structure of the markets in other ways. In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and swap markets. Without limitation, these changes will require most commodity derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. In addition, swap dealers will be required to be registered and will be subject to various regulatory requirements, including capital and margin requirements. The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in reductions in market liquidity and increase in market volatility, which could adversely affect the return on and value of your notes.

•	TRADING AND OTHER TRANSACTIONS BY GOLDMAN SACHS & CO. OR ITS AFFILIATES RELATING TO THE INDEX, COMMODITY CONTRACT AND ITS UNDERLYING COMMODITY MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodity that underlies the index, over-the-counter contracts on this commodity, the underlying commodity contract, the commodity underlying such contract and other instruments and derivative products based on numerous other commodities. Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the S&P GSCI® Index. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices. An increased level of investment in these products may negatively affect the performance of the index against its benchmark index, the S&P GSCI® Index, and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date. In addition, the index sponsor has licensed and may continue to license the S&P GSCI® Index or any of its sub-indices or strategies similar to the index for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or similar indices. Goldman, Sachs & Co. and our other affiliates may further develop other indices or strategies and trade other products the return on which is linked to the value of these indices or strategies that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co. That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index or the S&P GSCI® Index or any of its sub-indices.

•	YOU HAVE NO RIGHTS WITH RESPECT TO COMMODITY CONTRACTS OR COMMODITIES OR RIGHTS TO RECEIVE ANY CONTRACTS OR COMMODITIES

Investing in your notes will not make you a holder of any commodity contracts underlying the index or any commodities underlying such contracts. Neither you nor any other holder or owner of your notes will have any rights with respect to any commodity contracts or commodities. Any amounts payable on your notes will be made in cash, and you will have no right to receive any commodity contracts underlying the index or any commodity underlying such contracts.

•	OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOUR INTEREST IN YOUR NOTES AND US

As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the commodity contracts underlying the index or the commodities underlying such contracts that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the index or any other factor that may affect the amount that may be paid on the stated maturity date could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor, including making loans to or equity investments in the index sponsor or providing advisory services to the index sponsor. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to the index sponsor. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the value of your notes and the value of the consideration we will deliver on your notes at maturity.

•	THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX AND THE COMMODITY CONTRACT UNDERLYING THE INDEX COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTES AND THEIR MARKET VALUE

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor. However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the commodity contracts comprising the index, and the manner in which changes affecting such commodity contract could affect the level of the index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes. If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the index on the determination date and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

•	AS CALCULATION AGENT, GOLDMAN SACHS INTERNATIONAL WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE VALUE OF YOUR NOTES AND THE AMOUNT YOU MAY RECEIVE ON THE STATED MATURITY DATE

As calculation agent for your notes, Goldman Sachs International will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we will pay, if any, on the stated maturity date; market disruption events; non-trading days; the determination date; the stated maturity date; the default amount and any amount payable on your notes. See “Specific Terms of Your Notes” below. The calculation agent also has discretion in making certain adjustments relating to discontinuation of the index level. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

•	SUSPENSIONS OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY CONTRACTS UNDERLYING THE INDEX AND COMMODITIES UNDERLYING SUCH CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES

The commodity markets are subject to temporary distortions or other disruptions due to various factors. In addition, U.S. trading facilities and some foreign trading facilities have regulations that limit the amount of fluctuation in commodity contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

In making its calculations of the level of the index as published on Bloomberg page “SPGCBRP Index”, or any successor or replacement service or page, if the relevant trading facility does not publish a settlement price as scheduled, or publishes a settlement price that, in the reasonable judgment of the index sponsor, is manifestly incorrect, the index sponsor may determine the settlement price in its reasonable judgment. In addition, if any day on which the index sponsor calculates the index is a day on which a relevant trading facility for an underlying contract is not open, then the index sponsor may use the settlement price for such contract as of the last day on which such trading facility was open. However, if a market disruption event has occurred with respect to such contract, the calculation agent will determine the final index level as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below. Under the circumstances described above, the level of the index and the value of your notes may be adversely affected.

If a market disruption event occurs with respect to any commodity contract included in the index, the determination date will be postponed and the value of that contract will not be calculated until a settlement price can be determined, or until five business days pass. If a market disruption event with respect to such index commodity has not ceased by the last possible day, the calculation agent will calculate the final index level and the amount payable on your notes on the determination date as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event” below. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value according to the process described above. Therefore, if a market disruption event with respect to any index commodity occurs, the amount payable on your notes may not reflect the actual value of the index published by the index sponsor on the determination date.

•	THE INDEX MAY IN THE FUTURE INCLUDE COMMODITY CONTRACTS THAT ARE NOT TRADED ON REGULATED TRADING FACILITIES

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”). At present, the index continues to be comprised exclusively of regulated commodity contracts. If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The S&P GSCI® Brent Crude Index Excess Return” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

•	THE INDEX SPONSOR MAY BE REQUIRED TO REPLACE A DESIGNATED CONTRACT IF THE EXISTING COMMODITIES CONTRACT IS TERMINATED OR REPLACED

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index. Data concerning this designated contract will be used to calculate the index. If a designated contract were to be terminated or replaced in accordance with the rules described under “The S&P GSCI® Brent Crude Index Excess Return” in this prospectus supplement, a comparable commodity contract would be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the value of the index.

•	DATA SOURCING, CALCULATION AND CONCENTRATION RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE NOTES

Because the notes are linked to the index, which is composed of an exchange-traded futures contract only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the index sponsor may not discover every discrepancy. Furthermore, the weightings for the index are determined by the index sponsor, in consultation with its advisory committee. The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index. Since the underlying index consists solely of commodities, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

•	CHANGES IN THE COMPOSITION AND VALUATION OF THE S&P GSCI® INDEX MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES

The composition of the S&P GSCI® Index may change over time, as additional commodity contracts satisfy the eligibility criteria of the S&P GSCI® Index or commodity contracts currently included in the S&P GSCI® Index fail to satisfy such criteria and those changes could impact the composition of the index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI® Index, and for valuing the S&P GSCI® Index, have been made in the past several years and further modifications may be made in the future. Such changes could adversely affect the value of your notes.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.” Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index was still being calculated.

•	THERE IS NO AFFILIATION BETWEEN STANDARD & POOR’S AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY STANDARD & POOR’S

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with Standard & Poor’s, which sponsors, calculates and publishes the index and the S&P GSCI® Index. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the S&P GSCI® Index. You, as an investor in your note, should make your own investigation into the index and the S&P GSCI® Index. See “The S&P GSCI® Brent Crude Index Excess Return — S&P GSCI® Brent Crude Index Excess Return” and “The S&P GSCI® Brent Crude Index Excess Return — S&P GSCI®” below for additional information about the index or the S&P GSCI® Index, respectively.

Standard & Poor’s is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Standard & Poor’s does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

•	AS SPONSOR OF THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN, STANDARD & POOR’S WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD MATERIALLY AFFECT YOUR NOTES IN VARIOUS WAYS

As further described under “The S&P GSCI® Brent Crude Index Excess Return”, the S&P GSCI® Brent Crude Index Excess Return is owned by Standard & Poor’s. Standard & Poor’s is responsible for the composition, calculation and maintenance of the S&P GSCI® Brent Crude Index Excess Return and the S&P GSCI® Index. The relationship between the S&P GSCI® Brent Crude Index Excess Return and the S&P GSCI® Index is discussed under “The S&P GSCI® Brent Crude Index Excess Return”. The judgments that Standard & Poor’s, as the sponsor of the S&P

GSCI® Brent Crude Index Excess Return and the S&P GSCI® Index, makes in connection with the composition, calculation and maintenance of the S&P GSCI® Brent Crude Index Excess Return and the S&P GSCI® Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date, if any. See “S&P GSCI® Brent Crude Index Excess Return” for additional details on the role of Standard & Poor’s as index sponsor.

Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCI® Brent Crude Index Excess Return or the S&P GSCI® Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI® Brent Crude Index Excess Return for purposes of calculating the final valuation, if any.

•	YOUR NOTES MAY NOT HAVE AN ACTIVE TRADING MARKET

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

•	THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION DATE IF A MARKET DISRUPTION EVENT OR A NON-TRADING DAY OCCURS

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event with respect to the index commodity has occurred or is continuing or that day is not a trading day, the determination date will be postponed until the first trading day on which the market disruption event with respect to the index commodity has ceased. In no cases, however, will such applicable date be postponed by more than five scheduled business days from the originally scheduled determination date. Moreover, if the determination date is postponed to the last possible day, but the market disruption event with respect to the index commodity has not ceased by that day or that day is not a trading day, that day will nevertheless be the determination date. In such a case, the calculation agent will determine the final index level based on the procedures described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” below.

•	CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

•	THE TAX CONSEQUENCES OF AN INVESTMENT IN YOUR NOTES ARE UNCERTAIN

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, legislation was introduced in Congress that, if enacted, would have required holders of instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-29 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF GOLDMAN SACHS

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. In addition, any decline in our credit ratings or any increase in our credit spreads is likely to adversely affect the market value of the notes prior to maturity.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, relating to the Medium-Term Notes, Series D program, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and in “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest:	we will not pay interest on your notes

Specified currency:	•	U.S. dollars (“$”)

Form of note:	•	global form only: yes, at DTC

•	non-global form available: no

Denominations:	each note registered in the name of a holder must have a face amount of $10,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:	•	full defeasance: no

•	covenant defeasance: no

Other terms:	•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the trade date, at issue prices, underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Commodity

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index commodity as of any time, we mean the commodity contract that comprises the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount. The cash settlement amount will equal:

•	if the final index level is greater than or equal to the cap level, an amount equal to the maximum settlement amount;

•

if a trigger event occurs during the measurement period, and if the final index level is greater than the initial index level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the index return;

•

If a trigger event does not occur during the measurement period, and if the final index level is greater than the initial index level but less than the cap level, the sum of (i) $1,000 plus (ii) the greater of (a) the product of $1,000 times the contingent minimum return or (b) the product of $1,000 times the index return, subject to the maximum settlement amount;

•

if a trigger event does not occur during the measurement period, and if the final index level is equal to or less than the initial index level but greater than or equal to the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the contingent minimum return times (b) $1,000;

•

if a trigger event occurs during the measurement period, and if the final index level is equal to or less than the initial index level, the sum of (i) the $1,000 face amount plus (ii) the product of (a) the index return times (b) $1,000

The initial index level will be set on the trade date. The calculation agent will determine the final index level, which will be the closing level of the index on the determination date, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event” and “— Discontinuance and Modification of the Index” below.

The cap level will be set on the trade date and is expected to be 118.35% of the initial index level. The maximum settlement amount will be set on the trade date and is expected to be $1,183.50 for each $1,000 face amount.

The index return will equal the quotient of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a positive or negative percentage.

The amount payable on your notes on the stated maturity date, if any, will be based on the closing level of the index on the determination date (subject to adjustment), which we call the final index level. If the final index level is greater than the initial index level — i.e., the index return is positive due to an increase in the index level — you will participate in any such increase, subject to the maximum settlement amount. On the other hand, if a trigger event occurs during the measurement period and the final index level is less than the initial index level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 30% drop between the initial index level and the closing level of the index on any day during the measurement period will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the closing level of the index to less than 70% of the initial index level on any day during the measurement period may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the index level.

Stated Maturity Date

The stated maturity date is expected to be May 29, 2012, unless that day is not a business day, in which case the stated maturity date will be the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described in “— Determination Date” below. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date is expected to be May 21, 2012, unless the calculation agent determines that a market disruption event with respect to the index level occurs or is continuing on that day or that day is otherwise not a trading day. In that event, the determination date will be the day on which the index level is available, as described in “— Consequences of a Market Disruption Event” below. In no event, however, will the determination date be postponed by more than five scheduled business days. The determination date for your notes will not occur on a day that is not a trading day, except as described in the immediately preceding sentence.

Measurement Period

The measurement period will be every trading day from but excluding the trade date to and including the determination date.

Trigger Event

A trigger event will occur if the index level is below the buffer level on any day during the measurement period.

Consequences of a Market Disruption Event

If a market disruption event relating to the index commodity occurs or is continuing on the originally scheduled determination date (or, if that day is not a trading day, then the following trading day), the calculation agent will calculate the final index level by using the settlement price of the index commodity on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to the index commodity; provided that, if such day occurs more than five scheduled business days after the originally scheduled determination date, the calculation agent shall determine the price for the index commodity on the fifth scheduled business day after the originally scheduled determination date, taking into consideration the latest available settlement price for the index commodity and any other information deemed relevant by the calculation agent.

In calculating the final index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level is not available on the determination date for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index and based on the then-current index methodology. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final index level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current index methodology.

If the calculation agent determines that the index or the index commodity included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodities included in the index — including any addition, deletion or substitution of the commodity contract included in the index, and whether the change is made by Standard & Poor’s with respect to the S&P GSCI® Index or by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting the commodity included in the index or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer —Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the index level, market disruption events, discontinuance or modification of the index, business days, trading days, postponement of the determination date and the stated maturity date, the final index level, the index return, the default amount and the amount in cash, if any, to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman Sachs International, our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provision

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which (1) the index sponsor is open for business and the index is calculated by the index sponsor, (2) the calculation agent in London is open for business, (3) the offices of Goldman, Sachs & Co. in New York are open for business and (4) all trading facilities on which the commodity underlying the index are traded are open for trading. If the index sponsor publishes an index level with respect to the index on a day when one or more of the trading facilities for the commodity underlying the index are closed, that day would not be a trading day for your notes.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the index commodity on any given trading day:

•

a material limitation, suspension, or disruption of trading in the index commodity which results in a failure by the trading facility on which the index commodity is traded to report a settlement price for the index commodity on such trading day,

•

the settlement price for the index commodity on such trading day is a “limit price”, which means that the settlement price for the index commodity on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which the index commodity is traded,

•	failure by the trading facility on which the index commodity is traded or other price source to announce or publish the settlement price for the index commodity on such trading day, or

•

trading in any contract underlying the index on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of the index commodity as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

Use of Proceeds and Hedging

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of the index commodity, listed or over-the-counter options, futures, and other instruments linked to the index or the index commodities and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the offered notes and perhaps in connection with other commodity- or index-linked notes we issue, some of which may have returns linked to the index or the index commodity. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or the index commodity,

•	may take or dispose of positions in the index or the index commodity or contract relating thereto,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on the index or the index commodity designed to track the performance of the relevant commodities markets or components of such markets, and/or

•

may take short positions in the index or the index commodity or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or commodities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index commodity. We expect these steps to involve sales of instruments linked to the index or the index commodity on or shortly before the determination date. These steps also may involve sales and/or purchases the index or the index commodity, or listed or over-the-counter options, futures or other instruments linked to the index or the index commodity or indices designed to track the performance of the index or the index commodity markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman Sachs & Co. or Its Affiliates Relating to the Index, The Commodity Contract and Their Underlying Commodity May Adversely Affect the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN

The index sponsor of the S&P GSCI® Brent Crude Index Excess Return owns the copyright in and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Index” above. The index sponsor also owns the copyright in and all rights to the S&P GSCI® Index. Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index, the S&P GSCI® Index or the index sponsor.

Although Goldman, Sachs & Co. initially developed the S&P GSCI® Index, the index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

Following the index description is a brief question and answer section on selected topics.

S&P GSCI® Brent Crude Index Excess Return

The S&P GSCI® Brent Crude Index Excess Return reflects the excess return that is potentially available through an unleveraged investment in the Brent crude oil futures contract (which we call the futures contract) of the S&P GSCI® Index. The index is the Brent crude oil-only element of the S&P GSCI® Index Excess Return and is comprised solely of the Brent crude oil contract. For a description of how contracts are selected for the S&P GSCI® and a discussion of the S&P GSCI® in general, see “S&P GSCI® Index” below.

Applicable Terms

The value of the index on any given day is the total dollar weight of the index divided by a normalizing constant that assures the continuity of the index over time. The dollar weight of the index on any given day is equal to:

•	the daily contract reference price for the futures contract,

•	multiplied by the contract production weight (CPW) of Brent crude oil, and

•	during a roll period, the appropriate “roll weight” (discussed below), scaled by the normalizing constant.

The daily contract reference price used in calculating the dollar weight of Brent crude oil on any given day is the most recent daily contract reference price made available by the relevant trading facility, which, for Brent crude oil, is currently the ICE - UK, for the futures contract, except that the daily contract reference price for the most recent prior day will be used if the trading facility is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable Brent crude oil futures contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

The value of the index on any S&P GSCI® Index business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® Index business day multiplied by (ii) one plus the contract daily return on the S&P GSCI® Index business day on which the calculation is made. We use the term S&P GSCI® Index business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on January 8, 1999 was 100.

Contract Daily Return

The contract daily return on any given day is equal to the sum of the daily contract reference price multiplied by the CPW of Brent crude oil and the appropriate “roll weight scaled by the appropriate normalizing constant,” divided by the total dollar weight of the index on the preceding day, minus one.

The “roll weight” of a futures contract reflects the fact that the position in the futures contract must be liquidated or rolled forward into a more distant contract expiration as it approaches expiration. If an actual position in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCI® Index, is designed to replicate the performance of actual investments in the underlying contract, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weight” of the current contract expiration and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI® Index and the S&P GSCI® Brent Crude Index occurs from the fifth to ninth S&P GSCI® Index business day of the month.

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;

•	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “Limit Price”);

•

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

•	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

Questions and Answers

What Does the Index Track?

The index for your notes, i.e., the S&P GSCI® Brent Crude Index Excess Return, is an index tracking the performance of a futures contract on Brent crude oil.

There are important differences between a commodity index and an equity index. Unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts. This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities. The index currently is comprised solely of a commodity contract on Brent crude oil traded on the ICE - UK. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Do Commodities Indices Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts, or in an index consisting of a commodity contract, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level. In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

Can the Contract Included in the Index Be Changed over Time?

In order for a commodity contract to be included in the S&P GSCI® Index for the first time or to remain in the S&P GSCI® Index, such contract and its underlying physical commodity must satisfy predetermined criteria, e.g. denomination, duration until expiry, availability of contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket, as discussed in the next section. The index sponsor (which is also the sponsor of the S&P GSCI® Index) performs monthly and annual calculations to determine whether the constituent contracts meet such thresholds. If, at the time of an annual review, certain contracts that are included in the S&P GSCI® Index fail to satisfy the criteria and/or certain contracts that have not been included in the S&P GSCI® Index satisfy such criteria, the composition of the S&P GSCI® Index, and the index if the ineligible contract is the futures contract on which the index is based, will generally be changed. If, at the time of the monthly review between annual reviews, certain contracts that are included in the S&P GSCI® Index cease to satisfy the specified criteria, certain contracts might drop out of the S&P GSCI® Index and, if the dropped contract is the futures contract on which the index is based, the index, which will in turn result in a re-weighting of the S&P GSCI® Index. Any such changes may impact the index, and therefore your notes. For further information with respect to changes in the composition of the S&P GSCI® Index, refer to section “The S&P GSCI® — Composition of the S&P GSCI®” below, which also applies to the index.

If the Price of Brent Crude Oil Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily.

Your notes are linked to the performance of the index, which in turn tracks the performance of the futures contract included in the index, rather than the individual physical commodity itself. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe price of crude oil going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates — i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the futures contract. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying futures contract.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in the futures contract, and therefore takes into account the need to roll the futures contract included in the index, and reflects the effects of this rolling. Specifically, as the futures contract included in the index approaches expiration, the index is calculated as if the commodity contract in the first delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next available delivery month. If the price of the second commodity contract is lower than the price of the first commodity contract, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the second commodity contract is higher than the price of the first contract, the “rolling” process results in a smaller quantity of the second commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process. Conversely, if the index theoretically owns a smaller quantity of the futures contract as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the futures contract will be less than if the index had owned the same quantity of the futures contract as before the rolling process. Therefore, these differentials in the quantities of the futures contract sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract. In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts. In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease. However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than Rolling?”). In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.

Does the Index Have a Total Return Feature?

No. The return on your notes is based on the performance of the index, which reflects the returns that are potentially available through an unleveraged investment in the futures contract included in the index. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on a hypothetical fully-collateralized investment. The index does not include such a total return feature or interest component.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any S&P GSCI® business day is determined by making certain adjustments to the value of the index on the immediately preceding S&P GSCI® business day, based mainly on the performance of the futures contract. The factor affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts is the price of the commodity contract(s) included in the index.

The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility.

Can We Assume Any of Such Factors Will Have a Direct Effect on the Level of the Index?

These factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of the underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time. The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

How Is the Index Calculated?

The value (or level) of the index on any given day is equal to the value (or level) of the index on the preceding S&P GSCI® business day plus/minus the amount that the price of the futures contract that comprises the index have increased or decreased since the preceding S&P GSCI® business day, and subject to an adjustment that is made (referred to as a “normalizing constant”) to assure continuity of the index and allow comparisons of the level of the index to be made over time. The normalizing constant is calculated each time the weights of the commodities contracts included in the S&P GSCI® Index are changed, and is calculated based on the ratio of the new weight of the S&P GSCI® (in dollar terms) to the old weight of the index and is designed to ensure that the level of the S&P GSCI® reflects price movements with respect to the commodities contracts rather than changes in the weightings of the commodieis included in the S&P GSCI®.

The above description is expressed as a mathematical formula as follows: the value of the index on any S&P GSCI® business day is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI® business day multiplied by (ii) one plus the contract daily return (incorporating the normalizing constant) on the S&P GSCI® business day on which the calculation is made.

For a further explanation of how the level of the index is calculated, including a description of “contract daily return” please refer to subsection “— S&P GSCI® Brent Crude Index Excess Return” above.

Where Can Additional Information on the Index Be Obtained?

For information about recent levels of the index, please read the subsection entitled “— Historical High, Low and Final Closing Levels of the Index” below. For further explanation on the index methodologies of the index for your notes and the S&P GSCI® Index, please read the sections entitled “S&P GSCI® Brent Crude Index Excess Return” above and “The S&P GSCI® Index” below, respectively.

Additional information about the S&P GSCI® Index is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated April 6, 2009, or the accompanying prospectus supplement, dated April 6, 2009. Closing levels of the Index are published at: http://www.standardandpoors.com/indices/sp-gsci/en/us/?indexId=spgscirg--usd----sp------.

You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or its underlying commodities will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes. During the period from January 2, 2008 through May 13, 2011, there were 596 12-month periods, the first of which began on January 2, 2008 and the last of which ended on May 13, 2011. In 198 of such 596 12-month periods, the closing level of the index on the final date of such period has fallen below the 70% of the initial index level on the initial date of such period. Therefore, during approximately 33.22% of such 12-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 12-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the index. The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the hypothetical and actual high, low and final closing levels of the index for each of the four calendar quarters in 2008, 2009 and 2010 and the first two calendar quarters of 2011 (through May 13, 2011). We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

The value of the index has been normalized such that its hypothetical level on January 8, 1999 was 100.

The historical performance reflected in the table set forth below is based on the methodology of the index identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the closing levels of the index will serve as a reliable indicator of its future performance.

Historical High, Low and Final Closing Levels of the Index

	High	Low	Last
2008
Quarter ended March 31	1,140.824	923.2914	1,077.432
Quarter ended June 30	1,513.293	1,075.172	1,509.964
Quarter ended September 30	1,574.401	945.2966	1,039.1281
Quarter ended December 31	1,009.799	369.704	460.785
2009
Quarter ended March 31	502.7862	353.5982	426.8229
Quarter ended June 30	588.6757	418.7187	561.5999
Quarter ended September 30	603.5893	487.0408	543.6245
Quarter ended December 31	620.017	529.9171	593.2141
2010
Quarter ended March 31	622.1772	524.3621	614.4398
Quarter ended June 30	659.2701	509.4711	540.2888
Quarter ended September 30	590.9226	514.882	581.9815
Quarter ended December 31	661.7601	572.1927	661.7601
2011
Quarter ended March 31	816.7149	651.3447	816.7149
Quarter ending June 30 (through May 13, 2011)	878.7229	761.1249	791.5956

THE S&P GSCI® INDEX

Because the S&P GSCI® Brent Crude Index Excess Return is a sub-index of the S&P GSCI® Index, we include the following information on the S&P GSCI® Index.

The S&P GSCI® Index (the “S&P GSCI® Index”) is a proprietary index that Goldman, Sachs & Co. developed. Effective February 8, 2007, The Goldman Sachs Group, Inc. (“GS Group”) completed a transaction with Standard & Poor’s by which GS Group sold to Standard & Poor’s all of the rights of Goldman, Sachs & Co. in the S&P GSCI® Index and all related indices and sub-indices, as well as certain intellectual property related to the S&P GSCI® Index. As of that date, therefore, Goldman, Sachs & Co. no longer owned the indices and is no longer responsible for the calculation, publication or administration of the indices, or for any changes to the methodology. All decisions with respect to the indices will be made, and the related actions will be taken, solely by Standard & Poor’s. Goldman, Sachs & Co. will have no control over any matters related to the indices.

The S&P GSCI® Index is an index on a production-weighted basket of physical non-financial commodities that satisfy specified criteria. The S&P GSCI® Index is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI® Index are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries. The commodities included in the S&P GSCI® Index are weighted, on a production basis, to reflect the relative significance (in the view of the index sponsor, in consultation with the S&P GSCI® Index Committee, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCI® Index are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCI® Index was established in 1991 and has been normalized such that its hypothetical level on January 2, 1970 was 100. Commodities contracts on the S&P GSCI® Index, and options on such commodities contracts, are currently listed for trading on the Chicago Mercantile Exchange.

The contracts to be included in the S&P GSCI® Index at any given time must satisfy several sets of eligibility criteria established by Standard & Poor’s. First, Standard & Poor’s identifies those contracts that meet the general criteria for eligibility. Second, the contract volume and weight requirements are applied and the number of contracts is determined, which serves to reduce the list of eligible contracts. At that point, the list of designated contracts for the relevant period is complete. The composition of the S&P GSCI® Index is also reviewed on a monthly basis by Standard & Poor’s.

Set forth below is a summary of the composition of, and the methodology used to calculate, the S&P GSCI® Index as of the date of this prospectus supplement. The methodology for determining the composition and weighting of the S&P GSCI® Index and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCI® Index, as described below. Standard & Poor’s makes the official calculations of the S&P GSCI® Index and the index. The settlement price for the index is reported on Bloomberg Page SPGCESP at the end of each S&P GSCI® Index business day.

Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the S&P GSCI® Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index, the S&P GSCI® Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the S&P GSCI® Index and the index. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors—Trading and other Transactions by Goldman, Sachs & Co. relating to the Index and commodity contracts and the underlying commodities may adversely affect the value of your notes” and “There may be conflicts of interest between you and Goldman, Sachs & Co.”

In light of the rapid development of electronic trading platforms and the potential for significant shifts in liquidity between traditional exchanges and such platforms, the methodology for determining the composition of the S&P GSCI® Index and its sub-indices as well as procedures for evaluating available liquidity on an intra-year basis have been modified in order to provide market participants with efficient access to new sources of liquidity and the potential for more efficient trading. As a result, the S&P GSCI® Index methodology now provides for the inclusion of contracts traded on trading facilities other than exchanges, such as electronic trading platforms, if liquidity in trading for a given commodity shifts from an exchange to an electronic trading platform. Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, will continue to monitor developments in the trading markets and will announce the inclusion of additional contracts, or further changes to the S&P GSCI® Index methodology, in advance of their effectiveness.

The S&P GSCI® Index Committee

Standard & Poor’s has established the S&P GSCI® Index Committee to oversee the daily management and operations of the S&P GSCI® Index, and which is responsible for all analytical methods and calculation in the indices. At each meeting, the S&P GSCI® Index Committee reviews any issues that may affect the components of the S&P GSCI® Index, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the S&P GSCI® Index Committee may revise index policy covering rules for selecting commodities, or other matters. Standard & Poor’s considers information about changes to the indices and related matters to be potentially market moving and material. Therefore, all S&P GSCI® Index Committee discussions are confidential.

Composition of the S&P GSCI® Index

In order to be included in the S&P GSCI® Index, a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•	The contract must:

•	have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future;

•	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and

•

be traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI® Index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

Moreover, the commodity must be the subject of a contract that:

•	is denominated in U.S. dollars;

•

is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that:

•

makes price quotations generally available to its members or participants (and to Standard & Poor’s) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time;

•	makes reliable trading volume information available to Standard & Poor’s with at least the frequency required by Standard & Poor’s to make the monthly determinations;

•	accepts bids and offers from multiple participants or price providers; and

•	is accessible by a sufficiently broad range of participants.

The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI® Index. In appropriate circumstances, however, Standard & Poor’s, in consultation with the S&P GSCI® Index committee, may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

At and after the time a contract is included in the S&P GSCI® Index, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each S&P GSCI® Index business day relating to such contract by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and, if Standard & Poor’s is not such a member or participant, to Standard & Poor’s) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

For a contract to be eligible for inclusion in the S&P GSCI® Index, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

A contract that is:

•

not included in the S&P GSCI® Index at the time of determination and that is based on a commodity that is not represented in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $15 billion. The total dollar value traded is the dollar value of the total quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

•

already included in the S&P GSCI® Index at the time of determination and that is the only contract on the relevant commodity included in the S&P GSCI® Index must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $5 billion and at least U.S. $10 billion during at least one of the three most recent annual periods used in making the determination.

•

not included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to be added to the S&P GSCI® Index at such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $30 billion.

•

already included in the S&P GSCI® Index at the time of determination and that is based on a commodity on which there are one or more contracts already included in the S&P GSCI® Index at such time must, in order to continue to be included in the S&P GSCI® Index after such time, have a total dollar value traded, over the relevant period, as the case may be and annualized, of at least U.S. $10 billion and at least U.S. $20 billion during at least one of the three most recent annual periods used in making the determination.

•

already included in the S&P GSCI® Index at the time of determination must, in order to continue to be included after such time, have a reference percentage dollar weight of at least 0.10%. The reference percentage dollar weight of a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. These amounts are summed for all contracts included in the S&P GSCI® Index and each contract’s percentage of the total is then determined.

•	not included in the S&P GSCI® Index at the time of determination must, in order to be added to the S&P GSCI® Index at such time, have a reference percentage dollar weight of at least 1.00%.

In the event that two or more contracts on the same commodity satisfy the eligibility criteria:

•

such contracts will be included in the S&P GSCI® Index in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first, provided that no further contracts will be included if such inclusion would result in the portion of the S&P GSCI® Index attributable to such commodity exceeding a particular level.

•

If additional contracts could be included with respect to several commodities at the same time, that procedure is first applied with respect to the commodity that has the smallest portion of the S&P GSCI® Index attributable to it at the time of determination. Subject to the other eligibility criteria set forth above, the contract with the highest total quantity traded on such commodity will be included. Before any additional contracts on the same commodity or on any other commodity are included, the portion of the S&P GSCI® Index attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI® Index attributable to it.

The 24 contracts currently included in the S&P GSCI® Index are each futures contracts traded on the New York Mercantile Exchange, Inc. (“NYM”), the InterContinental Exchange (“ICE”), the Chicago Mercantile Exchange (“CME”), the Chicago Board of Trade (“CBT”), the Kansas City Board of Trade (“KBT”), the Commodities Exchange Inc. (“CMX”) and the London Metal Exchange (“LME”). The commodity contracts currently included in the S&P GSCI® Index, the exchanges on which they are traded and their contract production weights as of January 7, 2011 are:

Trading Facility	Commodity (Contract)	2011 Contract Production Weight (CPW)
CBT	Soft Red Winter Wheat	18,188.56
KBT	Hard Red Winter Wheat	4,134.2
CBT	Corn	28,210.87
CBT	Soybeans	7,708.699
ICE — US	Coffee	16,710.0
ICE — US	Sugar #11	340,773.4
ICE — US	Cocoa	4.015306
ICE — US	Cotton	51,632.55
CME	Lean Hogs	70,271.76
CME	Cattle (Live)	91,458.23
CME	Cattle (Feeder)	13,417.1
NYM	Oil (Heating)	72,571.85
ICE — UK	Oil (Gasoil)	313.6761
NYM	Oil (Reformulated Gasoline)	72,504.78
NYM/ICE	Oil (US Crude)	14,314.0
ICE — UK	Oil (European Crude)	6,262.977
NYM/ICE	Natural Gas	28,797.24
LME	Aluminum	41.288
LME	Copper	16.62
LME	Lead	7.574
LME	Nickel	1.286
LME	Zinc	10.68
CMX	Gold	78.12632
CMX	Silver	649.4452

The quantity of each of the contracts included in the S&P GSCI® Index is determined on the basis of a five-year average (referred to as the “world production average”) of the production quantity of the underlying commodity as published by the United Nations Statistical Yearbook, the Industrial Commodity Statistics Yearbook and other official sources. However, if a commodity is primarily a regional commodity, based on its production, use, pricing, transportation or other factors, Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, may calculate the weight of such commodity based on regional, rather than world, production data. At present, natural gas is the only commodity the weight of which is calculated on the basis of regional production data, with the relevant region being North America.

The five-year moving average is updated annually for each commodity included in the S&P GSCI® Index, based on the most recent five-year period (ending approximately two years prior to the date of calculation and moving backwards) for which complete data for all commodities is available. The contract production weights, or CPWs, used in calculating the S&P GSCI® Index are derived from world or regional production averages, as applicable, of the relevant commodities, and are calculated based on the total quantity traded for the relevant contract and the world or regional production average, as applicable, of the underlying commodity.

However, if the volume of trading in the relevant contract, as a multiple of the production levels of the commodity, is below specified thresholds, the CPW of the contract is reduced until the threshold is satisfied. This is designed to ensure that trading in each such contract is sufficiently liquid relative to the production of the commodity.

In addition, Standard & Poor’s performs this calculation on a monthly basis and, if the multiple of any contract is below the prescribed threshold, the composition of the S&P GSCI® Index is reevaluated, based on the criteria and weighting procedure described above. This procedure is undertaken to allow the S&P GSCI® Index to shift from contracts that have lost substantial liquidity into more liquid contracts, during the course of a given year. As a result, it is possible that the composition or weighting of the S&P GSCI® Index will change on one or more of these monthly evaluation dates. In addition, regardless of whether any changes have occurred during the year, Standard & Poor’s reevaluates the composition of the S&P GSCI® Index, in consultation with the S&P GSCI® Index committee, at the conclusion of each year, based on the above criteria. Other commodities that satisfy such criteria, if any, will be added to the S&P GSCI® Index. Commodities included in the S&P GSCI® Index and its sub-indices which no longer satisfy such criteria, if any, will be deleted.

Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, also determines whether modifications in the selection criteria or the methodology for determining the composition and weights of and for calculating the S&P GSCI® Index are necessary or appropriate in order to assure that the S&P GSCI® Index represents a measure of commodity market performance. Standard & Poor’s has the discretion to make any such modifications, in consultation with the S&P GSCI® Index Committee.

Contract Expirations

Because the S&P GSCI® Index is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI® Index and, as a result thereof, in a sub-index for each commodity during a given year are designated by Standard & Poor’s, in consultation with the S&P GSCI® Index Committee, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them Standard & Poor’s includes in the S&P GSCI® Index.

If a trading facility deletes one or more contract expirations, the S&P GSCI® Index will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by Standard & Poor’s. If a trading facility ceases trading in all contract expirations relating to a particular contract, Standard & Poor’s may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI® Index. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI® Index. If that timing is not practicable, Standard & Poor’s will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications and contract expirations.

License

We or our affiliates and S&P have entered into a non-transferable, nonexclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the S&P GSCI® Index in connection with the notes.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR’S AND ITS AFFILIATES (“S&P”). S&P MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN TO TRACK GENERAL MARKET PERFORMANCE. S&P’S ONLY RELATIONSHIP TO THE ISSUER IS THE LICENSING OF CERTAIN TRADEMARKS AND TRADE NAMES AND OF THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN WHICH IS DETERMINED, COMPOSED AND CALCULATED BY S&P WITHOUT REGARD TO THE ISSUER OR THE NOTES. S&P HAS NO OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN. S&P IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR THE TIMING OF THE ISSUANCE OR SALE OF THE NOTES OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE REDEEMED. S&P HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING, OR TRADING OF THE NOTES.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDICES OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) RESULTING FROM THE USE OF THE S&P GSCI® BRENT CRUDE INDEX EXCESS RETURN OR ANY DATA INCLUDED THEREIN, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities, commodities derivatives or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the index. Except as otherwise stated below, the discussion below assumes that your notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Any such gain or loss should be treated as capital gain or loss. Such capital gain or loss generally should be short-term capital gain or loss if you hold the notes for one year or less and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that you should be treated as if you owned the underlying components of the index. Under such characterization, it is possible that Section 1256 of the Internal Revenue Code could apply to your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes to market at the end of each year (i.e., recognize income as if the notes or relevant portion of the notes had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your notes should be determined by the date on which the amount you are entitled to receive is calculated, even though you will not receive any amounts from the issuer in respect of your notes until after such date. In such case, because the determination date that will determine the amount you are entitled to receive at maturity will occur within one year of the issuance of the notes, all or a portion of the gain or loss of an initial purchaser that holds the notes until maturity could be short-term capital gain or loss, at such time despite the fact that the initial purchaser will not receive any cash until the maturity date, which will be more than one year after the issuance of the notes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus. Accounts of certain national banks, acting as purchase agents for such accounts, have agreed with the purchase agents to pay a purchase price of         % of the face amount, and as a result of such agreements the agents with respect to sales to be made to such accounts will not receive any portion of the underwriting discount set forth on the front cover page of this pricing supplement from Goldman, Sachs & Co.

We expect to deliver the notes against payment therefor in New York, New York on                     , 2011, which is expected to be the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Prospectus Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-6
Specific Terms of Your Notes	S-13
Use of Proceeds and Hedging	S-18
The S&P GSCI® Brent Crude Index Excess Return	S-19
Supplemental Discussion of Federal Income Tax Consequences	S-29
Employee Retirement Income Security Act	S-32
Supplemental Plan of Distribution	S-33
Conflicts of Interest	S-33
Prospectus Supplement dated April 6, 2009
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27
Prospectus dated April 6, 2009
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc.	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs

Group, Inc.

Commodity-Linked Trigger Notes due 2012

(Linked to The S&P GSCI® Brent Crude

Index Excess Return)

Medium-Term Notes, Series D

Goldman, Sachs & Co.

JP Morgan